BLUE BIRD REPORTS FISCAL 2016 SECOND QUARTER RESULTS

Second Quarter Net Sales up 4% Over Prior Year; Propane-Powered Bus Sales up 20%

Full-Year Guidance Reaffirmed

Fort Valley, GA, May 23, 2016 – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, announced today its fiscal 2016 second quarter results.

Second Quarter Highlights

•	Total net sales of $191.2 million, 4.5% higher than the same period last year

•	Bus unit sales of 2,132 buses, compared with 2,093 in the second quarter of prior year

•	Propane-powered bus unit sales 20% higher than the same period last year

•	Parts sales of $14.3 million, compared with $13.8 million for the same period last year

•	Gross margins of 13.1%, compared with 12.6% for the same period last year

•	Net income from continuing operations of $1.4 million, compared with a net loss from continuing operations of $11.1 million for the second quarter last year

•	Adjusted EBITDA[1] of $10.1 million, compared with $9.9 million for the same prior year period

•	Reaffirming full-year guidance of net sales of $960-985 million, Adjusted EBITDA of $72-75 million, and free cash flow of $30-35 million

	Three Months Ended April 2, 2016	B/(W) 2015	Six Months Ended April 2, 2016	B/(W) 2015
Unit Sales	2,132	39	3,540	(377)
Revenue (Mils.)	$191.2	$8.2	$322.5	$(26.3)
Income (Loss) from Continuing Operations (Mils.)	$1.4	$12.5	$(0.9)	$10.8
Adjusted EBITDA[1] (Mils.)	$10.1	$0.2	$15.4	$(2.1)
Basic and Diluted Earnings per Share	$0.02	$0.56	$(0.14)	$0.42

“We delivered top-line growth of 4% in the second quarter which helped drive Adjusted EBITDA of $10.1 million for the period.” said Phil Horlock, President and Chief Executive Officer of Blue Bird Corporation. “Momentum behind our propane-powered bus offering continues with sales up 20% over prior year in the quarter. We are continuing to innovate with exciting new products that customers want and value. Orders for our new gasoline-powered Vision school bus have been coming in at a strong pace, and we will start shipping buses with this powertrain in our fiscal fourth quarter. This new product, and others like it, will continue to differentiate Blue Bird and drive future growth. Our second shift in manufacturing is ramping up on schedule to support a stronger second half of the year. Based on our financial results to date, the backlog of bus orders currently in-hand, and our outlook for the balance of the year, we are reaffirming our previous full-year guidance for net sales, Adjusted EBITDA and free cash flow.”

1 See reconciliation of net income to Adjusted EBITDA in attachment

Second Quarter & Year-to-Date 2016 Results

Sales

Second Quarter:

Total net sales were $191.2 million for the second quarter of fiscal 2016, an increase of $8.2 million or 4.5% over prior year. Bus unit sales were 2,132 units for the quarter this year compared with 2,093 units for the same period last year.

For the bus segment, the average net sales price per unit for the second quarter of fiscal 2016 was 2.6% higher than the price per unit for the same period in fiscal 2015. This increase in unit price reflects mainly product and customer mix changes.

Parts sales of $14.3 million reflect a year-over-year increase of $0.5 million.

Year-to-Date:

Total net sales were $322.5 million for the six months ended April 2, 2016, a decrease of $26.3 million or 7.5% compared with prior year. This was primarily driven by a decrease in bus unit sales, which were 377 units below last year for the same period. We are moving more of our volume into the second half of our fiscal year when many customers would prefer to take delivery of their buses closer to the start of the new school year. This plan is supported by the second shift that we recently launched in our manufacturing operation that will increase our daily-rate capacity by over 50% during the peak selling season. This is viewed as a positive by our customers.

For the bus segment, the average net sales price per unit for the six months ended April 2, 2016 was 1.8% higher than the price per unit for the six months ended during the comparable quarter last year. This increase in unit price reflects a higher mix of propane-powered buses as well as customer mix changes.

Parts sales for the six months ended April 2, 2016 were $27.1 million, a decrease of $0.5 million or 1.8% compared with prior year.

Gross Profit

Second Quarter:

Second quarter gross profit of $25.1 million represents an increase of $2.1 million over the second quarter of last year.

Bus gross profit of $19.8 million for the second quarter improved by $1.8 million compared with the second quarter of last year. Gross profits for the quarter were mainly impacted by positive changes in customer mix and a higher mix of propane-powered buses.

Parts gross profit in the second quarter of 2016 of $5.3 million was $0.3 million higher when compared with the same period in 2015.

Year-to-Date:

Year-to-date gross profit was $43.9 million, up $1.4 million from the prior year.

Bus gross profit of $33.5 million was up by $1.3 million. The increase in bus gross profit was primarily driven by a more profitable product and customer mix in the first half of the fiscal year, partially offset by lower volume.

Parts gross profit year-to-date of $10.4 million was up $0.1 million compared with the prior year.

Adjusted EBITDA

Second Quarter:

Adjusted EBITDA was $10.1 million for the second quarter of fiscal 2016, an increase of $0.2 million compared with prior year. The $0.2 million increase is primarily the result of increased gross profit offset by higher selling, general and administrative expenses as we invest in growth and product initiatives.

Year-to-Date:

Year-to-date Adjusted EBITDA was $15.4 million for the six months ended April 2, 2016, a decrease of $2.1 million compared with prior year. The decrease in adjusted EBITDA is primarily the result of increased selling, general and administrative expenses, partially offset by higher gross profit.

Net Income

Second Quarter:

Net income from continuing operations was $1.4 million for the second quarter of fiscal 2016, an increase of $12.5 million compared with net loss from continuing operations of $11.1 million for the second quarter of fiscal 2015. The improvement reflects primarily an increase in operating profit of $17.3 million, offset principally by an increase in tax expense of $5.1 million.

Year-to-Date:

Net loss from continuing operations was $0.9 million for the six months ended April 2, 2016, an improvement of $10.8 million compared with a net loss from continuing operations of $11.7 million for the same period last year. The improvement reflects an increase in operating profit of $14.9 million, an increase in equity in net income of non-consolidated affiliate of $0.3 million and a decrease in net interest expense of $1.3 million, offset by an increase in tax expense of $5.7 million.

Conference Call Details

Blue Bird will discuss its second quarter and year-to-date 2016 results and other related matters in a conference call at 5:00 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

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Webcast participants should log on and register at least ten minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•	Participants desiring audio only should dial 877-407-4018 or 201-689-8471.

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Non-GAAP Financial Measures

This press release may include the following non-GAAP financial measures: “adjusted EBITDA,” “free cash flow” and “adjusted free cash flow.” Adjusted EBITDA is defined as net income prior to interest income, interest expense and income taxes, and depreciation and amortization, as adjusted to add back certain charges recorded each year, such as stock-compensation expense and transaction costs, as these expenses are not considered an indicator of ongoing company performance. Adjusted net income from continuing operations is defined as income from continuing operations, as adjusted to add back certain transaction costs not considered an indicator of ongoing company performance. Adjusted diluted earnings per share represents adjusted income (loss) from continuing operations divided by diluted weighted average common shares outstanding. Adjusted net income from continuing operations and adjusted diluted earnings per share are calculated net of taxes. Free cash flow represents net cash provided by continuing operations minus cash paid for fixed assets. Adjusted Free Cash flow represents free cash flow excluding cash paid for special compensation and other business combination expenses.

There are limitations to using non-GAAP measures. Although Blue Bird believes that such measures may enhance an evaluation of Blue Bird’s operating performance and cash flows, (i) other companies in Blue Bird’s industry may define such measures differently than Blue Bird does and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry and (ii) such measures may exclude certain financial information that some may consider important in evaluating Blue Bird’s performance and cash flows.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•	Inherent limitations of internal controls impacting financial statements

•	Growth opportunities

•	Future profitability

•	Ability to expand market share

•	Customer demand for certain products

•	Economic conditions that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers

•	Labor or other constraints on the Company’s ability to maintain a competitive cost structure

•	Volatility in the tax base and other funding sources that support the purchase of buses by our end customers

•	Lower or higher than anticipated market acceptance for our products

•	Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:
Jeff Merten
Investor Relations & New Business Development
(478) 822-2496
Jeff.Merten@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except for share data)	As of April 2, 2016	As of October 3, 2015
	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$28,615	$52,861
Accounts receivable, net	6,067	13,746
Inventories	92,858	49,180
Other current assets	4,987	3,960
Deferred tax asset	8,166	9,150
Total current assets	$140,693	$128,897
Property, plant and equipment, net	29,376	28,933
Goodwill	18,825	18,825
Intangible assets, net	59,444	60,378
Equity investment in affiliate	13,303	12,505
Deferred tax asset	15,159	15,466
Other assets	2,559	1,721
Total assets	$279,359	$266,725
Liabilities and Stockholder’s Deficit
Current liabilities
Accounts payable	$97,494	$79,333
Accrued warranty costs—current portion	6,875	7,418
Accrued expenses	20,836	22,980
Deferred warranty income—current portion	4,970	4,862
Other current liabilities	8,935	7,072
Current portion of senior term debt	11,750	11,750
Total current liabilities	$150,860	$133,415
Long-term liabilities
Long-term debt	$170,900	$175,418
Accrued warranty costs	9,893	10,243
Deferred warranty income	9,090	9,283
Other liabilities	13,918	13,169
Accrued pension liability	43,853	46,427
Total long-term liabilities	$247,654	$254,540
Stockholder’s deficit
Preferred stock, $.0001 par value, 10,000,000 shares authorized 500,000 issued and liquidation preference of $50,000	$50,000	$50,000
Common stock, $0.0001 par value, 100,000,000 shares authorized, 20,992,033 and 20,874,882 issued and outstanding at April 2, 2016 and October 3, 2015, respectively	2	2
Additional paid-in capital	17,565	15,887
Accumulated deficit	(136,288)	(135,345)
Accumulated other comprehensive loss	(50,434)	(51,774)
Total stockholder’s deficit	$(119,155)	$(121,230)
Total liabilities and stockholder’s deficit	$279,359	$266,725

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(in thousands except for share data)	Three Months Ended April 2, 2016	Three Months Ended April 4, 2015	Six Months Ended April 2, 2016	Six Months Ended April 4, 2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$191,208	$183,018	$322,541	$348,851
Cost of goods sold	166,094	159,988	278,674	306,343
Gross profit	$25,114	$23,030	$43,867	$42,508
Operating expenses
Selling, general and administrative expenses	18,745	33,950	35,824	49,409
Operating profit (loss)	$6,369	$(10,920)	$8,043	$(6,901)
Interest expense	(4,453)	(4,761)	(8,696)	(9,896)
Interest income	89	2	111	34
Other income, net	—	22	16	33
Income (loss) before income taxes	$2,005	$(15,657)	$(526)	$(16,730)
Income tax (expense) benefit	(973)	4,084	(1,182)	4,505
Equity in net income of non-consolidated affiliate	377	478	798	506
Income (loss) from continuing operations	$1,409	$(11,095)	$(910)	$(11,719)
Loss from discontinued operations, net of tax	(15)	—	(33)	(4)
Net (loss) income	$1,394	$(11,095)	$(943)	$(11,723)
Defined benefit pension plan gain, net of tax expense of $419, $320, $838 and $639, respectively	778	593	1,556	1,187
Cash flow hedge loss, net of tax benefit of $116, $0, $116 and $0, respectively	$(216)	$—	$(216)	$—
Comprehensive income (loss)	$1,956	$(10,502)	$397	$(10,536)
Net (loss) income (from above)	$1,394	$(11,095)	$(943)	$(11,723)
Preferred stock dividend	$953	$413	$1,951	$413
Net income (loss) available to common stockholders	$441	$(11,508)	$(2,894)	$(12,136)
Earnings (loss) per share:
Basic weighted average shares outstanding	20,986,794	21,150,630	20,942,538	21,593,387
Diluted weighted average shares outstanding	21,011,129	21,150,630	20,942,538	21,593,387
Basic and diluted earnings (loss) per share from continuing operations	$0.02	$(0.54)	$(0.14)	$(0.56)

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of dollars)	Six Months Ended April 2, 2016	Six Months Ended April 4, 2015
	(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(943)	$(11,723)
Loss from discontinued operations, net of tax	33	4
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	4,008	4,565
Amortization of debt costs	1,453	1,547
Stock-based compensation	2,447	55
Equity in net income of affiliate	(798)	(506)
Loss on disposal of fixed assets	24	483
Deferred taxes	569	(4,994)
Provision for bad debt	(5)	(31)
Amortization of deferred actuarial pension losses	2,394	1,826
Changes in assets and liabilities:
Accounts receivable	7,684	8,198
Inventories	(43,678)	(13,221)
Other assets	(1,965)	(1,566)
Accounts payable	18,661	(3,807)
Accrued expenses, pension and other liabilities	(3,222)	(22,236)
Total adjustments	$(12,428)	$(29,687)
Net cash used in continuing operations	$(13,338)	$(41,406)
Net cash used in discontinued operations	(33)	(4)
Total cash used in operating activities	$(13,371)	$(41,410)
Cash flows from investing activities
Cash paid for fixed assets	(3,937)	(1,832)
Total cash used in investing activities	$(3,937)	$(1,832)
Cash flows from financing activities
Repayments under the senior term loan	(5,875)	(5,875)
Cash paid for capital leases	(110)	(80)
Cash paid for debt costs	—	(2,872)
Contribution from majority stockholder	—	13,550
Payment of dividends on preferred stock	(953)	—
Total cash (used in) provided by financing activities	$(6,938)	$4,723
Change in cash and cash equivalents	(24,246)	(38,519)
Cash and cash equivalents at beginning of period	52,861	61,137
Cash and cash equivalents at end of period	$28,615	$22,618
Non-cash investing and financing activity
Capital expenditures funded by capital lease borrowings	100	—
Change in accounts payable for capital additions to property, plant and equipment	(500)	58
Common stock dividend on Series A preferred stock (market value of common shares)	998	—
Non-cash reverse merger activity
Issuance of Common Stock	—	25,000
Issuance of Series A Preferred Stock	—	50,000
Shares assumed by legal acquirer	—	42,492
Repurchase of Common Stock from Traxis	—	100,000

The following table sets forth a reconciliation of net income to Adjusted EBITDA for the second quarter of fiscal 2016 and the second quarter of fiscal 2015:

(in thousands of dollars)	Three Months Ended April 2, 2016	Three Months Ended April 4, 2015
Net income (loss)	$1,394	$(11,095)
Loss from discontinued operations, net of tax	(15)	—
Income (loss) from continuing operations	$1,409	$(11,095)
Interest expense	4,453	4,761
Interest income	(89)	(2)
Income tax expense (benefit)	973	(4,084)
Depreciation and amortization	2,014	2,302
Public company expenses, non-recurring	—	1,654
Special compensation payment	—	13,788
Business combination expenses	—	2,537
Stock-based compensation	1,309	55
Adjusted EBITDA	$10,069	$9,916
Adjusted EBITDA margin (percentage of net sales)	5.3%	5.4%

The following table sets forth a reconciliation of net income to Adjusted EBITDA for the six months ended April 2, 2016 and the six months ended April 4, 2015:

(in thousands of dollars)	Six Months Ended April 2, 2016	Six Months Ended April 4, 2015
Net loss	$(943)	$(11,723)
Loss from discontinued operations, net of tax	(33)	(4)
Loss from continuing operations	$(910)	$(11,719)
Interest expense	8,696	9,896
Interest income	(111)	(34)
Income tax expense (benefit)	1,182	(4,505)
Depreciation and amortization	4,008	4,565
Special compensation payment *	—	13,788
Public company expenses, non-recurring	—	1,842
Business combination expenses	54	3,146
Loss on disposal of fixed assets	—	469
Stock-based compensation	2,447	55
Adjusted EBITDA	$15,366	$17,503
Adjusted EBITDA margin (percentage of net sales)	4.8%	5.0%
* The fiscal 2015 payment was primarily funded by a contribution from our majority shareholder in the Business Combination.